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                                                                   EXHIBIT 10.24

                          SUPPLEMENTAL AGREEMENT NO. 3

         This Supplemental Agreement No. 3, dated on the 20th day of March, 1997 to be attached and made a part of the BASIC AGREEMENT, dated November 1, 1996, between H.S. RESOURCES, INC., hereafter referred to as "Client", and BOONE GEOPHYSICAL, INC., hereinafter referred to as "Client", and BOONE GEOPHYSICAL, INC., hereinafter referred to as "Contractor". This Supplemental Agreement covers approximately 54 square miles of seismic acquisition, in the Port Barre 3D Prospect, St. Landry Parish, Louisiana. This work is to be done on a "turnkey" or mileage basis.

                                      TERMS

         Contractor shall furnish its Seismic Party No. 1 and equipment, as herein specified, for the conduct of a seismic survey in St. Landry Parish, Louisiana, designated by Client. Such services will begin on or about the 20th day of March, 1997, or as soon as possible thereafter, from Contractor's Seismic Party's home base at Huntsville, Walker County, Texas, or a nearer point. Contractor shall furnish its Seismic Party comprised of the following:

                                    PERSONNEL

         Contractor will provide a complete seismic crew comprised of Party Manager, Permit Agents, Surveyors, Shooter, Observers, Technicians, and Supervisors to provide quality seismic data acquisition in a timely and workmanlike manner.

                                    EQUIPMENT

         SURVEYING: Equipment will be "state-of-the-art" and functioning at manufacturer's technical specifications. Surveying will be done on an X, Y, Z coordinate system. Proper field procedures and quality control will be maintained at all times. Autocad printed map plotter 36".

         RECORDING EQUIPMENT: One (1) OPSEIS EAGLE TELEMETRY digital recording system equipped with CDP switch, static filters, oscilloscope, camera, necessary FM radios, necessary test equipment, shooting system, geophones, and cables.

         DRILLING EQUIPMENT: Will consist of Ardco Land Drill Rigs, Mini-drill rigs, and water buggies. Powder and cap box both in compliance with all federal laws.

         MISCELLANEOUS: All necessary spare parts, tools, and equipment for the maintenance and repair of the instrumentation, cables and geophones.
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                                   PARAMETERS

      37 Receiver lines (approximately 13, 145 total receivers)
      6 lines live each shot (maximum total 1440 stations) roll in and roll out Geophone interval: 110', 6 geophones per trace
      Receiver line spacing: 1100'
      Source line spacing: 1650'
      Shot spacing: 110'
      Hole depth: 100'
      Charge size: 5.5 lbs. Pentolite explosives, single capped
      Total shot points for prospect: 8365
      Approximate surveying mileage: 484.3 linear miles
      We will record 6 second data at a sample rate of 2 ms.

         For additional information on lay out and quality standards, see attached Addendum #1, lay out sheet, bid specifications, and original bid letter.

                                   PROCESSING

Processing will be provided by Client.

                                ACQUISITION COST

Agreed price for total acquisition, per square mile: Seventy Three Thousand Fifty Dollars ($73,050.00) per square mile, based on highland acquisition. Magnetic markers; if requested at cost (approximate cost $1.50 per marker). Additional services can be provided at Client's request:

    (a) Extra Drilling and Loading at $1.00 per foot for highland, plus explosives billed at cost; and $2.00 per foot for mini holes, plus explosives billed at cost. If gravel drilling is encountered there will be a drilling surcharge of $1.00 per foot for shot holes drilled in gravel if an excessive amount of bits and mud are required,

    (b) Experimental Recording at $1,200.00 per hour;

    (c) Extra Surveying at $1,000.00 per mile;

    (d) Extra Prints: at cost;

    (e) Extra Detonators requested, in excess of one (1) per hole at cost;

    (f) Additional permitting will be done by BOONE GEOPHYSICAL, INC., and all permits will be paid by the Client direct of paid upon demand when invoiced by Contractor,

    (g) Water truck if needed $250.00 per day, if water must be purchased it will be billed at cost,

    (h) GPS Surveying, if requested, at cost,

    (I) Dozing if required billed at cost, approximately $65.00 per hour,

    (j) Extra shot point recordings above what is called for in bid specifications will be $200.00 per recording,

    (k) Terra tires, if needed due to permit restriction, will be billed at cost. (approximately $75.00 per set, per day),

    (l) Extra detonators requested, in excess of one (1) per deep hole, at cost.
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                   CLIENT REIMBURSABLE CHARGES, IF APPLICABLE:

1. Drilling services, drilling bits, mud and mud additives, and other drilling related accessories for 100' deep shot hole depths and 5.5# Pentolite
Explosives........................................*INCLUDED IN ACQUISITION RATE.
   *If gravel drilling is encountered, there will be a drilling surcharge of $1.00 per foot for shot holes drilled in gravel if an excessive amount of bits and mud are required.

2. Explosives, caps, and other explosive related accessories............INCLUDED
IN ACQUISITION RATE.

3. Permits, including fees paid to landowners, leaseholders, and federal, state and local authorities, plus related correspondence and communication
expenses................................................................AT COST.

4. Cost of a Permit Agent and vehicle provided by Contractor and used in securing permits to survey lines or portions thereof................IF
NEEDED.........................RATE OF $300.00 PER DAY PER AGENT, plus expenses.

5. In the event the program is canceled prior to completion of shooting, Client shall reimburse Contractor for permitting services at a rate of $300.00 per day, per agent, plus 10% Administration cost.

6. Permitting, requiring abstracting, involved title searches, legal opinion and title guarantees, in excess of industry standards, if requested by
Client..................................................................AT COST.

7. Bonds of Archaeological/Environmental Studies as required by governmental agencies or permittees (unless already in place by
contractor)............................................TO BE PROVIDED BY CLIENT.

8. Damages or claims for damages where such damages have resulted from prudently conducted operations and are not attributable to negligence on the part of the Contractor or its employees (Client will be contacted for approval of each
claim)..................................................................AT COST.

9. Program maps, topos, extra ammonia prints, and photocopies of maps or basic field data..............................................................AT COST.

10. All freight charges, postage, and insurance expenses for shipping and mailing of basic field data and digital tape reels to Client or to a Client designated facility.....................................................AT COST.

11. Experimental work, such as noise analysis, uphole surveys, or comparison shooting to determine optimum recording parameters, where such work is requested and approved by Client, per recording hour.............................$1,250.00

12. Digital seismic tapes, other recording expendables, and survey
supplies...........................................INCLUDED IN ACQUISITION RATE.

13. Vehicular license and registration requirements for the State of Texas will be provided by Contractor. Licenses and registration fees for operations in other states at Client request will be invoiced to Client...................N/A.